Exhibit 21

List of Subsidiaries of Timberline Resources Corporation

Timberline Drilling Inc., Idaho (no longer a subsidiary as of November 9, 2011)

World Wide Exploration, S.A. de C.V., Mexico (no longer a subsidiary as of November 9, 2011)

Staccato Gold Resources Ltd., British Columbia, Canada

BH Minerals USA Inc., Colorado